Exhibit 3.83

CERTIFICATE OF FORMATION

OF

SAFEWAY ENERGY SERVICES, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Safeway Energy Services, LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Executed on August 10, 2001.

/s/ Victoria C. Phelps
Victoria C. Phelps, Authorized Person

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

SAFEWAY ENERGY SERVICES, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is Safeway Energy Services, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Cayam Energy, LLC.”

Executed on 9/3/2002

/s/ Bradley S. Fox
Bradley S. Fox, Vice President of Safeway Inc., Sole Member